As filed with the Securities and Exchange Commission on May 19, 2022

Registration No. 333-208384

Registration No. 333-218286

Registration No. 333-225260

Registration No. 333-231792

Registration No. 333-238622

Registration No. 333-256552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-208384

Form S-8 Registration Statement No. 333-218286

Form S-8 Registration Statement No. 333-225260

Form S-8 Registration Statement No. 333-231792

Form S-8 Registration Statement No. 333-238622

Form S-8 Registration Statement No. 333-256552

UNDER

THE SECURITIES ACT OF 1933

MIMECAST LIMITED

(Exact name of registrant as specified in its charter)

Bailiwick of Jersey	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Finsbury Avenue

London, EC2M 2PF

United Kingdom

(Address of Principal Executive Offices)

Mimecast Limited 2007 Key Employee Share Option Plan

Mimecast Limited 2010 EMI Share Option Scheme

Mimecast Limited Approved Share Option Plan

Mimecast Limited 2015 Share Option and Incentive Plan

Mimecast Limited 2015 Employee Share Purchase Plan

(Full title of the plans)

Mimecast North America, Inc.

191 Spring Street

Lexington, MA 02421

Attention: Rafeal Brown

+1 781 996 5340

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark J. Macenka Michael J. Minahan Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Robert P. Nault Mimecast North America, Inc. 191 Spring Street Lexington, MA 02421 (781) 996-5340

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Mimecast Limited, a public limited company incorporated in England & Wales (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration No.  333-208384, initially filed with the SEC on December 8, 2015, pertaining to the registration of an aggregate of 967,135 of the Registrant’s ordinary shares, nominal value $0.012 per share (“Ordinary Shares”) under the Mimecast Limited 2007 Key Employee Share Option Plan, an aggregate of 4,151,282 Ordinary Shares under the Mimecast Limited 2010 EMI Share Option Scheme, an aggregate of 957,237 Ordinary Shares under the Mimecast Limited Approved Share Option Plan, an aggregate of 5,500,000 Ordinary Shares under the Mimecast Limited 2015 Share Option and Incentive Plan, and an aggregate of 1,100,000 Ordinary Shares under the Mimecast Limited 2015 Employee Share Purchase Plan.

•

Registration No. 333-218286, initially filed with the SEC on May 26, 2017, pertaining to the registration of an aggregate of 5,459,972 of the Registrant’s Ordinary Shares under the Mimecast Limited 2015 Share Option and Incentive Plan.

•

Registration No. 333-225260, initially filed with the SEC on May 29, 2018, pertaining to the registration of an aggregate of 2,890,583 of the Registrant’s Ordinary Shares under the Mimecast Limited 2015 Share Option and Incentive Plan.

•

Registration No. 333-231792, initially filed with the SEC on May 29, 2019, pertaining to the registration of an aggregate of 3,017,496 of the Registrant’s Ordinary Shares under the Mimecast Limited 2015 Share Option and Incentive Plan.

•

Registration No. 333-238622, initially filed with the SEC on May 22, 2020, pertaining to the registration of an aggregate of 3,124,281 of the Registrant’s Ordinary Shares under the Mimecast Limited 2015 Share Option and Incentive Plan.

•

Registration No.  333—256552, initially filed with the SEC on May 27, 2021, pertaining to the registration of an aggregate of 3,217,334 of the Registrant’s Ordinary Shares under the Mimecast Limited 2015 Share Option and Incentive Plan.

On May 19, 2022, pursuant to a Transaction Agreement, dated as of December 7, 2021, by and among the Registrant, Magnesium Bidco Limited (“Buyer”), a private limited company incorporated in England & Wales (the “Transaction Agreement”), Buyer acquired the entire share capital of Registrant in an all-cash transaction pursuant to a scheme of arrangement under Part 18A of the Companies (Jersey) Law 1991 (the “Scheme of Arrangement”), as amended from time to time (the “Transaction”).

As a result of the Transaction, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Massachusetts on May 20, 2022.

MIMECAST LIMITED

By:	/s/ Robert P. Nault
Robert P. Nault
Company Secretary